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                                 ASSET SALE AGREEMENT
                                 MAIN PASS BLOCK 299

    THIS AGREEMENT, dated May 2, 1990, between:

    CHEVRON U.S.A. INC., a Pennsylvania corporation with its principal place of business in Louisiana at 935 Gravier Street, New Orleans, Louisiana 70112 ("Seller); and

    FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP, a Delaware limited partnership ("Freeport"), with its principal place of business in Louisiana at 1615 Poydras Street, New Orleans, Louisiana 70112, referred to herein as "Buyer",

                                 W I T N E S S E T H:

    That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets identified in Exhibits "A" and "B" attached hereto and made a part hereof. Accordingly, Seller and Buyer agree as follows:

1.  SALE AND PURCHASE OF ASSETS

    1.1 ASSETS TO BE SOLD. Seller shall sell, transfer, and assign, or cause others to sell, transfer and assign to Buyer, and Buyer shall purchase and receive the following, to-wit:

         1.1.1 All of Seller's right, title and interests in and to the Segregated Lease, as defined in Exhibit "A". Seller reserves all other rights in the "Lease" (as identified in Exhibit "A"), such other rights being the "Retained Lease".

         1.1.2 All of Seller's right, title and interest in and to the materials, equipment, services and contract rights described in Exhibit "B" ("Physical Assets").

         The Segregated Lease and Physical Assets are hereinafter collectively referred to as "the Assets". Such transfer of interests will be made and be effective at Closing.

    1.2 INSTRUMENTS. Except as may be otherwise noted in this Agreement, the Assets to be conveyed by Seller to Buyer Pursuant to Section 1.1 shall be conveyed by instruments in form and substance similar to Exhibits "F-1" and "F-2," provided that the Physical Assets shall be conveyed on an "as is" basis. Seller shall execute such other Bills of Sale as may be required by Buyer for the Physical Assets. The interests to be conveyed by Buyer to Seller shall be conveyed by an instrument in form and substance similar to Exhibit "F-3" or "F-4", as applicable.

    1.3 SELLER'S ELECTION TO EFFECT IRC Section 1031 EXCHANGE. In the event Seller so elects, Buyer agrees to attempt in good faith to accommodate Seller in effecting a tax-deferred exchange of the properties identified in Section 1.1.1, at the value referred to in
         Section 2.1.1, under Internal Revenue Code Section 1031, as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If Seller elects to effect a tax-deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees, taxes (including any state or local sales, use or transfer taxes) or liabilities as a result of or connected with the exchange. Further, in the event Seller elects to effect a tax-deferred exchange, such transaction shall be subject to the terms and provisions of Section 7.3 hereof and of an agreement similar in form and substance to that attached hereto as Exhibit "F-5."

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         In connection with any such exchange, Buyer does not warrant or represent that any such property selected by Seller will be suitable for Sellers purpose nor that such exchange will qualify for tax deferred treatment under Internal Revenue Code Section 1031. Seller will indemnify Buyer for any costs, expenses, fees, taxes or liabilities arising from or in connection with any such exchange, and for any claims made by any third party relating to such exchange.

2.  TERMS OF SALE

    2.1 PRICE. As consideration for the sale of the Assets, Buyer shall pay to Seller or its designee the following amounts:

         2.1.1 For the Segregated Lease, One Hundred Thirty-Seven Million United States dollars ($137,000,000).

         2.1.2 For the Physical Assets, the amounts set forth in said Exhibit "B" (as adjusted for the costs and expenses incurred up to the Closing).

         The amounts set forth in Sections 2.1.1 shall be paid at Closing by wire transfer in Federal Funds to a bank account to be designated by Seller. An invoice with supplier's documentation for the items identified in Section 2.1.2 will be forwarded to Freeport under separate cover within thirty (30) days after Closing. This invoice will contain payment instructions and information as to the status and condition of the materials and equipment being transferred.

    2.2 ASSUMPTION OF OBLIGATIONS AND LIABILITIES. As additional consideration for the sale of the Assets, Buyer shall assume all obligations and liabilities relating to the ownership or use of the Assets, including but by no means limited to the payment of Production Payments, overriding royalty payments or the Final Payment (if applicable) owing to Seller hereunder, and reclamation and the plugging and abandonment of all wells drilled on the Segregated Lease (but not including wells heretofore drilled through the Segregated Lease to depths deeper than a subsea depth of 1,900 feet), whether now or hereafter located on the Segregated Lease. Buyer shall also assume all accounting and reporting duties and obligations associated with use and ownership of the Assets subsequent to the Closing. Such reclamation and plugging and abandonment shall be performed in a good and workmanlike manner and in accordance with the rules and regulations of the Minerals Management Service and all other applicable laws. The sale will be made subject to, and Buyer assumes all rights and obligations arising under and in accordance with, the terms of the Segregated Lease, and the agreements listed on Exhibit "A" hereto which affect the Segregated Lease. Buyer shall assume and be responsible for all obligations of Seller accruing under such agreements after the Closing, to the extent such agreements apply to the Segregated Lease.

    2.3 INDEMNIFICATION BY BUYER. Buyer shall defend and indemnify Seller, and shall save and hold Seller (and Sellers assignee under an exchange agreement) free and harmless, from and against any and all liabilities, penalties, fines, losses, injuries including death, demands, damages, claims and causes of action, of any nature whatsoever, arising directly or indirectly from or in connection with:

         2.3.1 Seller's #11 well, previously drilled within the Segregated Lease and which Seller represents was properly plugged and abandoned by Seller;

         2.3.2 Buyer's ownership or use of the Segregated Lease, or operations conducted or caused to be conducted by or on behalf of Buyer on, in, under or adjacent to the Segregated Lease for the exploration for or development and production, gathering, transportation, processing or treatment of oil or gas or sulphur or any other mineral or substance from or allocable to the Segregated Lease,

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              except to the extent that such liabilities, losses, injuries including death, demands, damages, claims and causes of action are finally established, in a ruling from a court of competent jurisdiction not subject to appeal, to be the result of Seller's (or, pursuant to an exchange agreement, Seller's assignee's) negligence or other legal fault.

    2.4 INDEMNIFICATION BY SELLER. Seller shall save and hold Buyer free and harmless from and against any and all liabilities, penalties, fines, losses, injuries including death, demands, damages, claims and causes of action, of any nature whatsoever, arising directly or indirectly from or in connection with Seller's ownership or use of the Retained Lease, or operations conducted or caused to be conducted by or on behalf of Seller on, in, or under the Retained Lease for the exploration for or development and production, gathering, transportation, processing or treatment of oil or gas or sulphur or any other mineral or substance from or allocable to the Retained Lease, except to the extent that such liabilities, losses, injuries including death, demands, damages, claims and causes of action are finally established, in a ruling from a court of competent jurisdiction not subject to appeal, to be the result of Buyer's negligence or other legal fault.

    2.5 CLOSING. The Closing of the transactions contemplated herein and the transfer of the Assets shall occur on or before June 1, 1990 (unless additional time is required to satisfy the conditions precedent to Closing, as provided in Section 7 hereof), at Chevron's office at 935 Gravier Street, New Orleans, Louisiana, at 10:00 a.m., local time, or such other date, time, and place as Seller and Buyer may agree in writing.

3.  INTERESTS TO BE GRANTED TO BUYER BY SELLER

    3.1  PRODUCTION PAYMENT.

         3.1.1 Buyer shall grant, transfer, assign and convey to Seller a "Production Payment" with regard to Buyer's oil production from or attributable to the Segregated Lease (or any extension, renewal or replacement of the Segregated Lease acquired hereafter by Buyer or a parent, subsidiary or affiliate of Buyer). Said Production Payment shall be conveyed by an instrument in form and substance similar either to Exhibit "F-3" or Exhibit "F-4" hereto, as applicable pursuant to Section 3.2 or 3.3, and is to be calculated on a calendar year basis, in accordance with Exhibits "C" and "D" attached hereto. Buyer shall pay such Production Payment to Seller on or before a date thirty (30) days after the end of the calendar year to which such payment applies, or on or before a date sixty (60) days after the discontinuation of Production Payments as provided in
                   Section 3.2 hereof.

         3.1.2 Concurrently with any such payment made pursuant to Section 3.1.1, Buyer shall furnish Seller a statement which shall include information and data supporting and verifying the amount of the Production Payment being tendered. Said payment and said statement shall be sent to the following address:

                        Chevron U.S.A. Inc.
                        P.  0. Box J, Section 724E
                        Concord, CA 94524

         3.1.3     If Buyer does not make such a payment as required by Section
                   3.1.1 by the date such payment is due, the amount owed to Seller shall accrue interest from the due date at the prime interest rate posted from time to time by Chase Manhattan Bank, New York, New York, or by such other bank as the parties may hereafter mutually select in writing, plus two percent (2%).

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    3.2  OVERRIDING ROYALTY INTEREST - NO EXCHANGE.

         3.2.1 This Section 3.2 shall apply only in the event Seller elects not to effect a tax-deferred exchange as provided in
                   Section 1.3.

         3.2.2 After cumulative oil production from or allocable to the Segregated Lease produced, saved or used equals or exceeds
                   36 million stock tank barrels of oil, measured at Buyer's production facility platform located on or adjacent to the Segregated Lease (the ability to produce and save such volumes of oil not being guaranteed by Buyer), or after a date twenty (20) years from the date of first such oil production, whichever occurs first, Seller's Production Payment as provided for in Section 3.1.1 above shall convert to an overriding royalty of 25% of the value of oil and gas production thereafter produced and saved or used from or allocable to the Segregated Lease. Such conversion shall be set forth in an instrument similar in form and substance to that attached hereto as Exhibit "F-3." Notwithstanding anything foregoing in this Section 3.2 to the contrary, said overriding royalty shall be calculated, determined and paid on the same volumes of production on which the lessors royalty is calculated, determined and paid; provided, this 25% overriding royalty due in any one month shall never exceed 50% of the "net operating revenue" for such month. For purposes of this Section 3.2, "net operating revenue" is defined as gross value realized by the Buyer on production saved and sold or used in the calendar month, less the lessor's royalty and normal operating expenses as outlined in Exhibit "E" attached hereto (excluding major workover expenses (i.e., well work requiring a drilling or workover rig), plugging and abandoning costs, and other expenditures of a capital nature). Said overriding royalty shall be calculated on the same basis as the lessors royalties as provided for in the Segregated Lease and, based on such calculation, shall be paid concurrently with payment of royalties under the lease covering the Segregated Lease. Additionally, said overriding royalty shall bear its proportionate share of present or future severance, windfall profits, excise or similar taxes. Any adjustments to the overriding royalties so paid required by the 50% of net operating revenue limitation set forth above shall be based on accrued expenses in accordance with generally accepted accounting principles adjusted to actual expenses in succeeding months and as consistently applied. Resulting adjustments to the 25% overriding royalty interest payment shall be made during such succeeding month or by direct payment (after confirmation of the appropriate adjustments) to the party due such payment.


    3.3  OVERRIDING ROYALTY INTEREST AND FINAL PAYMENT - EXCHANGE.

         3.3.1 This Section 3.3 shall apply only if Seller elects to effect a tax-deferred exchange as provided in Section ?.

         3.3.2 After a date twenty (20) years from the date of first oil production from or allocable to the Segregated Lease, Seller's Production Payment as provided for in Section ? above shall convert to an overriding royalty of 25% of the value of oil and gas production thereafter produced and saved or used from or allocable to the Segregated Lease. Such conversion shall be set forth in an instrument similar in form and substance to that attached hereto as Exhibit "F-4." Notwithstanding anything foregoing in this Section 3.3 to the contrary, said overriding royalty shall be calculated, determined and paid on the same volumes of production on which the lessor's royalty is calculated, determined and paid; provided, this 25% overriding royalty due in any one month shall never exceed 50% of the "net operating revenue" for such month. For purposes of this Section ?, "net operating revenue" is defined as gross value realized by the Buyer on production saved and sold or used in the calendar month, less the lessor's royalty and normal operating expenses as outlined in Exhibit 'E' attached hereto (excluding major workover expenses (i.e., well work requiring a drilling or workover rig), plugging and abandoning costs, and other expenditures of a capital nature).


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                   Said overriding royalty shall be calculated on the same basis as the lessor's royalties as provided for in the Segregated Lease and, based on such calculation, shall be paid concurrently with payment of royalties under the lease covering the Segregated Lease. Additionally, said overriding royalty shall bear its proportionate share of present or future severance, windfall profits, excise or similar taxes. Any adjustments to the overriding royalties so paid required by the 50% of net operating revenue limitation set forth above shall be based on accrued expenses in accordance with generally accepted accounting principles adjusted to actual expenses in succeeding months and as consistently applied. Resulting adjustments to the 25% overriding royalty interest payment shall be made during such succeeding month or by direct payment ( after confirmation of the appropriate adjustments) to the party due such payment.

         3.3.3 If, prior to a date twenty (20) years from the date of first oil production from or allocable to the Segregated Lease, oil production from or allocable to the Segregated Lease equals or exceeds 36 million stock tank barrels, as measured at Buyer's production facility platform located on or adjacent to the Segregated Lease, then Section 3.3.2 shall be inapplicable, and Section 3.3.4 shall apply .

         3.3.4 After cumulative oil production from or allocable to the Segregated Lease produced, saved or used equals or exceeds
                   36 million stock tank barrels of oil, measured at Buyer's production facility platform located on or adjacent to the Segregated Lease (the ability to produce and save such volumes of oil not being guaranteed by Buyer, and the date of such point in time being referred to as the "Final Payment Determination Date"), Seller's Production Payment or overriding royalty, as applicable, shall terminate, and in lieu thereof the "Final Payment," as defined hereafter, from Buyer to Seller shall be due. Within thirty (30) days after the Final Payment Determination Date, the parties hereto shall meet and agree on the total cumulative recoverable oil reserves ("Recoverable Reserves") which will be produced and saved from or attributable to the Segregated Lease during its economically productive life. If the parties cannot agree on the Recoverable Reserves within ten (10) days after their initial meeting on the matter, then DeGolyer and MacNaughton, or another mutually acceptable consultant, shall conclusively determine such Recoverable Reserves, with Seller and Buyer equally sharing the fees and expenses of such determination. Following determination of Recoverable Reserves, the parties shall determine Seller's "Final Payment" due from Buyer. The Final Payment shall be calculated as set forth in Exhibit "G," attached hereto and made a part hereof. Once the Final Payment has been made by Buyer to Seller, Seller shall have no further interest in the Segregated Lease or the production therefrom.

    3.4 MANNER OF DEVELOPMENT AND PRODUCTION. The parties recognize the unique nature, risks and rewards of the simultaneous exploitation of sulphur and oil and gas reserves from the same geologic trap. Buyer shall have the exclusive right to determine the manner of development and production of the Segregated Lease and Buyer's sulphur lease.

4.  TAXES

    PAYMENT OF TAXES. All ad valorem, property, and other similar forms of taxes for 1990 allocable to the Assets, which have been paid by Seller or which have accrued on or before the Closing, shall be prorated between Seller and Buyer as of the Closing. Buyer shall be responsible for all oil and gas production taxes, and any other similar taxes applicable to oil and gas production occurring on and after the Closing, except as otherwise provided for in this Agreement. Buyer shall be responsible for all sales, use and similar taxes arising out of the sale of the Assets. Buyer shall provide Seller with an offshore exemption certificate or any other documentation if required under applicable law. Buyer shall hold harmless and shall indemnify Seller for any sales or use taxes

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    assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorneys' fees.

    The parties expect that this purchase and sale will constitute an isolated or occasional sale and will not be subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, and as such, no sales tax will be collected by Seller from Buyer at the date of Closing. Seller agrees to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.

5.  REPRESENTATIONS AND WARRANTIES

    5.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants:

         5.1.1 Seller is a corporation duly organized and validly existing, in good standing, under the laws of the Commonwealth of Pennsylvania. Seller has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

         5.1.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller and Seller is not subject to any charter, by-law, lien, or encumbrance of any kind, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

         5.1.3 The Segregated Lease is not subject to any preferential right to purchase or right of first refusal in favor of any third party.

         5.1.4 Seller's operations on the Segregated Lease have been conducted as a prudent operator and in accord with all applicable rules or regulations of governmental bodies.

         5.1.5 Seller has the right to assign the Physical Assets, except as to contract rights of which it has previously advised Buyer.

         5.1.6 Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

         5.1.7 No suit, action or other proceeding is pending or threatened before any court or governmental agency which might result in impairment or loss of Seller's title to any part of the Assets or the value thereof or which might hinder or impede the operation of the Assets, and Seller shall promptly notify Buyer of any such proceeding arising or threatened prior to the Closing.

         5.1.8 Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary and advisable to consummate and make effective the sale of the Assets and the other transactions contemplated by this Agreement and to assure that as of the date of the Closing it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

         5.1.9 The assignment of the Segregated Lease shall be made without any warranty of title of any kind, express or implied, except that Seller shall warrant and defend good and defensible title to the Segregated Lease unto Buyer against every person whomsoever lawfully claiming or to claim the Segregated Lease, or a portion thereof by, through or under Seller, but not

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                   otherwise, and such assignment shall be made with full
                   substitution and subrogation of Buyer in and to all covenants and warranties by others heretofore given.

         5.1.10 Seller shall warrant title to the Physical Assets solely to the extent delivery and acceptance (actual or constructive) of any such Physical Assets by Seller have occurred, and to the extent Seller has rights and entitlements to receive Physical Assets under the existing service contracts and purchase orders pertinent to such Physical Assets.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PHYSICAL ASSETS ARE TO BE SOLD AS IS, AND SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW WHETHER OF OPERATING CONDITION, SAFETY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION OR OTHERWISE, CONCERNING ANY OF THE PHYSICAL ASSETS. ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS." SELLER DOES NOT WARRANT THE PHYSICAL ASSETS FREE FROM REDHIBITORY VICES OR DEFECTS.

    5.2  BUYER'S REPRESENTATIONS AND WARRANTIES.  Buyer represents and warrants:

         5.2.1 Freeport is a limited partnership validly existing, in good standing, under the laws of the State of Delaware and has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement. Freeport Administrative
                   Managing General Partner is Freeport-McMoRan Inc., a corporation validly existing, in good standing, under the laws of the State of Delaware, and has the power and authority, by virtue of its articles of incorporation, by-laws, articles of partnership or other applicable documents, to enter into this Agreement on behalf of Freeport.

         5.2.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership or corporate action on behalf of Buyer and Buyer is not subject to any articles, charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

         5.2.3 Buyer is in all respects qualified to own and operate the Segregated Lease under applicable laws, rules, regulations and order of any governmental body or agency having jurisdiction.

         5.2.4 Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of any contract or outstanding claim for the payment of any brokers or finders fee in connection with the origin, negotiation, execution, or performance of this Agreement.

         5.2.5 Buyer shall be fully responsible for compliance with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.

         5.2.6 Buyer has made or arranged for others to make an inspection of the Assets. Subject to Seller's foregoing representations and warranties, Buyer accepts all Physical Assets in "as is and where is" condition, with an express acceptance and understanding of the representations and disclaimers contained herein.

         5.2.7 Buyer acknowledges that the Physical Assets have been used or planned for use for oil and gas drilling and producing operations, related oil field operations and possibly the storage

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                   and disposal of waste materials incidental to or occurring in connection with such operations, and that Buyer has entered into this Agreement on the basis of Buyer's own investigation of the physical condition of the Physical Assets. Buyer hereby agrees to assume full responsibility for compliance with all obligations or regulations concerning all of such conditions, known or unknown, and further agrees to indemnify Seller for same.


6.  ADDITIONAL COVENANTS

    6.1  APPROVALS AND CONSENTS.

         6.1.1 FORM OF TITLE OF ASSIGNED LEASEHOLD RIGHTS. The transfer and assignment of the Segregated Lease, in the manner intended by Seller and Buyer hereunder, are subject to the approval by the Minerals Management Service ("MMS"), United States Department of the Interior. It is the intent and desire of the parties that the Segregated Lease will be effectively segregated by the MMS from the Retained Lease, it being contemplated by Seller and Buyer that the Segregated Lease and Retained Lease will become separate and distinct leases and that the anticipated segregation will be approved by the appropriate officer of the MMS simultaneously with, and effective as of the Closing.
                   Seller and Buyer shall work together to obtain such approvals as appropriate, and will attempt to obtain concurrence in such segregation from the Secretary of the Interior ("Secretary"); provided, however, that such approval by the Secretary shall not be a condition precedent to Closing, but rather a condition subsequent to which Section 6.1.3 shall apply if such Secretary's approval is not granted. Seller shall execute and deliver to Buyer such instruments, subject to the provisions of this Agreement, as may be required by the MMS to induce the MMS to segregate the Segregated Lease. It is the intent of the parties hereto that Seller shall retain no obligation or responsibility to operate the Segregated
                   Lease after same has been assigned to Buyer, that Seller shall execute any and all necessary Designations of Operator to a company designated by Buyer and acceptable to the parties; and that such Designations of Operator shall be approved by the appropriate officer of the MMS simultaneously with, and effective as of, the Closing.

         6.1.2 DISAPPROVAL BY MMS. If the MMS will not, or does not, approve the segregation of the Segregated Lease from the Retained Lean as contemplated in Section 6.1.1, after Seller's and Buyer's good faith attempts to obtain such approval, the parties shall meet and determine whether an alternative means can be found which would provide Buyer with the intended rights in the Segregated Lease, as defined herein, and be acceptable in form and effect to Seller, Buyer and the MMS under its delegated authority. If an alternative which is acceptable to Seller, Buyer and the MMS cannot be found to the contemplated transfer as set forth in Section 6.1.1, within six (6) months after the rejection by the MMS of the contemplated segregating assignment and transfer of the Segregated Lease, this Agreement will terminate without liability or obligation on the part of Seller or Buyer, except for (a) the obligation of Buyer to reassign the Segregated Lease to Seller, (b) the obligation of the Seller to return the purchase price to Buyer, and (c) other settlement of accounts provided for herein, or necessary and appropriate under the circumstances.

         6.1.3 DISAPPROVAL BY SECRETARY. If the MMS approves the segregation of the Segregated Lease from the Retained Lease as contemplated in Section 6.1.1, and the Secretary does not approve such segregation, after Seller's and Buyer's good faith attempts to obtain such approval, then at Buyer's request the parties shall meet and determine
                   (1) whether the transfer instruments theretofore executed, as interpreted by the Secretary, effect a form of transfer and assignment which is acceptable to the parties under the circumstances, or (2) whether additional documents or agreements need be executed to effect the intended transfer more perfectly, or (3) whether an alternative means can be found which would provide

                   Buyer with the intended rights in the Segregated Lease, as defined herein, and be acceptable in form and effect to Seller, Buyer and the applicable governmental authority (i.e., the MMS or the Secretary). If an alternative which is acceptable to Seller, Buyer and the applicable governmental authority cannot be found to the contemplated transfer as set forth in Section 6.1.1, within six (6) months after the rejection by the Secretary of the contemplated segregating assignment and transfer of the Segregated Lease, this Agreement will terminate without liability or obligation on the part of Seller or Buyer, except for (a) the obligation of Buyer to reassign the Segregated Lease to Seller, (b) the obligation of the Seller to return the purchase price to Buyer, and (c) other settlement of accounts provided for herein, or necessary and appropriate under the circumstances.


    6.2 SERVICE CONTRACTS, PURCHASE ORDERS. Certain of the service contracts and purchase orders entered into by Seller, with respect to the Physical Assets listed in Exhibit B, are not assignable by Seller; consequently, Buyer and Seller shall work together in good faith to the end that Buyer receive the benefit of such service contracts and purchase orders, including all warranties, to the extent that such affect the materials, equipment and services to be received by Buyer pursuant hereto; provided, however, it is not the intent hereof that Seller shall undertake any obligation or warranty in lieu of the obligations of any vendor or contractor. Seller and Buyer shall execute appropriate documentation required by either vendors, contractors or Seller to effectuate a substitution of Buyer for Seller under such service contracts and purchase orders.


    6.3 OPERATIONS PRIOR TO CLOSING. After the date of this Agreement and prior to the Closing, Seller shall use and maintain the Assets in substantially the same manner in which they have been used and maintained prior to this Agreement The parties have previously agreed and by this Agreement confirm and establish that as of February 19, 1990, all obligations, liabilities, duties, rights and benefits associated with the physical Assets and their existing purchase orders and service contracts as set forth in Exhibit "B" shall be assumed by and same shall inure to the benefit of Buyer The parties further agree that, if for any reason the Closing under this Agreement is not consummated, they will use their good faith efforts to release, exchange and balance the costs incurred by the parties as a result of the allocation of costs before and after such date, by payment to Buyer or Seller (as required), within sixty (60) days following the termination of this Agreement, of an agreed-upon amount of money, along with execution and delivery of such documents as are required.


    6.4 SELLER'S OPERATIONS AFTER CLOSING. From and after the Closing, Seller shall not conduct thereafter any oil and gas exploration and development operations on Block 299, Main Pass Area, by drilling or producing through the horizons and formations from the surface down to a subsea depth of 1900 feet on the Segregated Lease. Accordingly, unless otherwise consented to or waived by Buyer, which consent shall not be unreasonably withheld, Seller shall conduct all oil and gas exploration, development and production operations on the Retained Lease below the subsea depth of 1900 feet under the Segregated Lease by drilling directional wells from surface locations totally outside the area covered by the Segregated Lease to bottomhole locations below the subsea depth of 1900 feet under the Segregated Lease. Such wells shall not at any point intersect the Segregated Lease. If through inadvertence any portion of a well drilled by Seller does penetrate the Segregated Lease at any depth, then upon discovery of such penetration Seller shall advise Buyer in writing, and unless waived by Buyer, Seller shall sidetrack such well out of the Segregated Lease and into the Retained Lease. Waiver by Buyer of such sidetracking shall not be construed a waiver of Seller's indemnity hereunder, but an attempt by Buyer to mitigate Seller's damages.


    6.5 ACCESS TO ASSETS. At all times prior to the Closing, if this Agreement shall not have first been terminated, Buyer and the employees and agents of Buyer shall have access to the Assets at Buyer's sole cost, risk and expense, and during normal business hours. Seller shall have the right to regulate reasonably the hours and frequency of Buyer's access to the Assets, so as not to interfere unreasonably with Seller's other business and so as to allow Seller to have a representative present

         (at Seller's option) during Buyer's access. Buyer shall give Seller at least forty-eight (48) hours' notice, during normal business hours, of Buyer's desire to access the Assets.

    6.6 CASUALTY LOSS. In the event any Physical Asset, including fixtures and improvements, to be sold hereunder is damaged by fire or other calamity before Closing, Seller may repair the damage at its cost or, at its sole option, either reduce the purchase price by the cost of the damage or withdraw the damaged Physical Asset from the sale and reduce the purchase price by the undamaged value thereof.

7.  CONDITIONS PRECEDENT TO CLOSING

    7.1 SELLER'S CONDITIONS PRECEDENT. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

         7.1.1 Buyer shall have performed and complied with all terms of this Agreement required to be performed or complied with by Buyer prior to Closing.

         7.1.2 No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

         7.1.3 Seller shall have executed appropriate amendments to the existing federal unit agreement and unit operating agreement to delete and exclude the Segregated Lease from such unit agreement and unit operating agreement. It is anticipated that such amendments will be approved by the MMS simultaneously with, and effective as of the Closing. The parties intend and desire that the Segregated Lease will be owned by Buyer, subject to the terms and provisions of this Agreement, but not subject to the existing federal unit agreement or any existing operating agreement, and that Seller shall retain no obligation or responsibility to operate the Segregated Lease.

         7.1.4 Pursuant to application therefor by Buyer, and simultaneously with segregation of the Segregated Lease from the Retained Lease, the MMS shall have approved a Suspension of Production or a Suspension of Operations, such that the Segregated Lease can be maintained in force and effect for a period of at least two (2) years, or until actual production of oil and/or gas can be established, whichever occurs first.

         7.1.5 All necessary parties shall have executed instruments, in forms substantially similar to those attached as Exhibits "F-1," "F-2," either "F-3" or "F-4," and "F-5," whereby
                   Seller transfers its right, title and interest in the Assets to Buyer, and whereby Buyer assigns to Seller, the interests contemplated in Sections 3.1.1, 3.2 and/or 3.3. Further, if required by any vendor, contractor or either party hereto, all necessary parties shall execute separate Bills of Sale with respect to Physical Assets.

    7.2 BUYER'S CONDITIONS PRECEDENT. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

         7.2.1 Seller shall have performed and complied with all terms of this Agreement required to be performed or complied with by Seller prior to Closing.

         7.2.2 Buyer and Chevron Pipe Line Company shall have reached a mutually satisfactory agreement with regard to transportation of the oil produced from or allocable to the Segregated Lease.

         7.2.3 No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

         7.2.4 All necessary parties shall have executed instruments, in forms substantially similar to those attached as Exhibits "F-1," "F-2," either "F-3" or "F-4," and "F-5," whereby
                   Seller transfers its right, title and interest in the Assets to Buyer, and whereby Buyer assigns to Seller, the interests contemplated in Sections 3.1.1, 3.2 and/or 3.3. Further, if required by any vendor, contractor or either party hereto, all necessary parties shall execute separate Bills of Sale with respect to Physical Assets.


    7.3 EFFECTS OF TAX-DEFERRED EXCHANGE. If Seller elects to effect a tax-deferred exchange pursuant to Section 1.3, Buyer and Seller agree to cooperate and execute additional assignments as prudently required to effect the exchange, and in such event Seller shall guarantee the performance of any intermediary corporation used as a part of such exchange transaction. The parties contemplate execution of a direct assignment from Seller to Buyer in the form attached hereto as Exhibit "F-1", at the direction of the intermediary corporation as set forth in Exhibit "F-5," which assignment shall be filed for approval by the MMS and the Secretary of the Interior as set forth in Section 6.1.1.


8.  MISCELLANEOUS

    8.1 PAYMENT OF EXPENSES AND FEES. Buyer and Seller shall each bear its own costs and expenses, including but not limited to attorney's fees incurred in connection with the transactions contemplated in this Agreement; provided, however; Buyer shall pay all recording fees or transfer taxes in connection with the recording of any instrument of transfer of Assets from Seller to Buyer hereunder.

    8.2 NORM. Any assignment of the Physical Assets shall contain the following provision:

         8.2.1 It is expressly recognized and acknowledged that naturally occurring radioactive material ("NORM") is normally associated with oil and gas producing operations, and as a result the Physical Assets transferred herein may be contaminated by NORM in that certain of the Physical Assets have previously been used in oil and gas producing operations. Accordingly, Buyer shall comply with applicable federal and applicable state laws and regulations governing NORM and governing Physical Assets contaminated by or containing NORM.

         8.2.2 The Physical Assets herein transferred which have previously been used in oil and gas producing operations shall be used only in connection with oil and gas producing activities, and shall not be subsequently transferred for unrestricted use unless the concentrations of NORM associated therewith are below the levels specified as allowable for unrestricted transfer as set forth in the Louisiana Radiation Regulations and subsequent amendments thereto, as adopted by the Louisiana Department of Environmental Quality.

         8.2.3 Buyer shall comply with all provisions of the Louisiana Radiation Regulations and all subsequent amendments thereto to the extent that the regulations are applicable to the Physical Assets herein transferred.

         8.2.4 Buyer shall include the provisions of this Section 8.2 in any subsequent sale or assignment of the Physical Assets herein transferred which have previously been used in oil and gas producing operations.


    8.3 TRANSPORTATION OF OIL. Subject to partial reimbursement by Seller of certain costs as provided herein, and except as may be negotiated between Buyer and the purchaser of the oil produced and saved from the Segregated Lease, Buyer shall be responsible for all costs associated with transporting oil from or attributable to the Segregated Lease to the designated sales point. If such oil is transported through the common carrier pipeline system owned and operated by Chevron Pipe Line Company ("CPL") from Main Pass 299B to Main Pass 69 to the outermost flange of the Empire Terminal located in Plaquemines Parish, Louisiana, then Buyer or the purchaser of such oil will bear any and all costs and expenses associated with the metering and transportation of production through such system to the outermost flange of the Empire Terminal, including but not limited to the following:

         8.3.1 Costs of pipeline installation, tie-in and maintenance associated with Buyer's connection of its production to Chevron Pipe Line Company's facilities on Seller's Main Pass 299B platform, it being understood and agreed that any plans or drawings for such installation or tie-in, and the actual work ultimately performed, shall be subject to Seller's prior review and approval, and subject to such further notice, oversight and considerations of safety as customarily apply under such circumstances; and

         8.3.2 Transportation charges and terminal exit fees associated with transport of oil from or attributable to the Segregated Lease through Chevron Pipe Line Company's common carrier pipeline system from Main Pass 299B platform to Main Pass 69 into and through Chevron Pipe Line Company's Empire Terminal. Seller, however, agrees to reimburse Buyer for a certain portion of transportation charges and exit fees, in the manner and in the amounts set forth in Exhibit "H" attached hereto.

         The parties understand and agree that Buyer, separately and independently of this transaction, shall make its own arrangements with Chevron Pipe Line Company for metering, transportation and delivery of production through the said system and for tying into said system.


    8.4  PIPELINE ACCESS.

         8.4.1 For purposes of this Section 8.4, the terms "sweet crude oil" and "sour crude oil" are used to describe oil produced from the Retained Lease and from the Segregated Lease, respectively The parties do not intend to indicate any particular characteristics of either oil, the terms being merely a convenient means of relative comparison and reference.

         8.4.2 If requested by Chevron Pipe Line Company ("CPL"), Seller will notify CPL in writing that Seller has no objection to CPL's use of the existing 10-inch O.D. pipeline from Main Pass 299B platform to Main Pass 69 for transportation of the sour crude oil to be produced from the Segregated Lease. Further, Seller agrees to provide Buyer with such platform space on Main Pass 299B platform as is reasonably required for the tie-in of production to CPL's pipeline system, subject to such mutually agreeable terms and conditions as customarily apply under such circumstances.

         8.4.3 The parties contemplate that sweet crude oil produced and saved from the Retained Lease and other leases in the area, and sour crude oil produced and saved from the Segregated Lease, will be transported by CPL in separate pipelines from platforms on Main Pass Block 299 to Main Pass 69, and that the sour crude oil will be "batched" from Main Pass 69 to the Empire Terminal. The parties further understand and acknowledge CPL's role in the determination of which facilities shall be used for transportation of crude oil.


    8.5 CALL ON OIL. From time to time and at any time, Seller shall have the option, but not the obligation, to purchase or designate a purchaser financially acceptable to Buyer of the oil produced from or attributable to the Segregated Lease. If purchased by Seller or a designee, such crude oil would be delivered to a sales point designated by Seller or its designee, which sales point shall be on CPL's system and shall never be beyond the outermost flange of CPL's Empire Terminal located in

         Plaquemines Parish, Louisiana, unless the parties mutually agree otherwise. The price to be paid to Buyer shall be the higher of (1) fair market value for oil of like gravity and quality, or (2) the price offered to Buyer from a bona fide third party in a written offer by a third party, non-affiliated purchaser ready and able to purchase, which offer Buyer is willing to accept, with comparable terms and conditions. Buyer shall notify Seller in writing of any such bona fide offer, giving the terms and conditions of such acceptable offer. Upon receiving such notice, Seller shall have ten
         (10) days to elect to purchase such oil on the same terms and conditions as contained in the bona fide offer. Further, Seller and Buyer agree that in the event Buyer receives at any time and from time to time such a bona fide offer from a third party to purchase Buyer's crude oil at a price higher than that otherwise provided for pursuant to this Section 8.5, Buyer may furnish Seller a copy of such offer, and Seller shall have ten (10) days from receipt of such offer either to agree to pay said higher price or to release Buyer's oil production for sale to such third party in accordance with such offer, including the term thereof. In no event, however, shall Seller be obligated to discontinue purchase of such crude oil sooner than the first day of the month on or following the thirtieth (30th) day following receipt of such bona fide offer. If at any time and from time to time Seller is purchasing such crude oil hereunder, the purchase of such crude oil by Seller shall be terminable at Seller's option with at least ninety (90) days' prior written notice to Buyer, such termination to be effective on the first day of the calendar month on or following the end of such 90-day notice period, or upon the expiration of the term theretofore offered by a third party and matched by Seller, whichever is later: If purchased by Seller or a designee, Buyer shall be obligated, at its sole cost and expense, to deliver the oil to Seller at standard sour crude pipeline quality, limited to three percent (3%) sulphur by weight and fifty parts per million (50 ppm) hydrogen sulphide.

    8.6 ANTITRUST REVIEW. Seller and Buyer recognize that they have been advised that the Federal Trade Commission has granted an early termination of the thirty (30) day waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each party hereto acknowledges that it has satisfied itself that its obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been fulfilled.

    8.7 GAS CONTRACT. Gas production from the Segregated Lease has been permanently released by Southern Natural Gas Company ("Southern") from an Omnibus Contract entered into between Southern and Seller effective January 1, 1988. The Omnibus Contract covered gas previously sold to Southern under long-term interstate contract which were terminated and abandoned under FERC Order No. 490.

    8.8 F.E.R.C. 500. Any assignment of the Segregated Lease shall be subject to the following provision:

         It is understood that interstate pipelines may refuse to transport under 18 C.F.R. Part 284 gas produced from the properties hereby assigned unless Seller agrees to offer take-or-pay or take-and-pay credit to such pipelines, and the parties hereby agree that Seller may withhold such an offer at its sole discretion, even if the result is to completely bar Buyer's gas from the interests hereby assigned from open access transportation in such pipelines. Notwithstanding the foregoing, Seller agrees to execute offers of credit necessary to render the assigned gas eligible for open access transportation if Seller determines, in its sole discretion, that such gas is exempt from crediting pursuant to FERC rules and regulations or that Seller can otherwise execute such offers of credit without risk of adverse economic consequences to Seller. Any offers of credit executed by Seller pursuant to this provision shall be limited in scope or term as Seller deems necessary.

    8.9 PROVISION OF DATA. Seller shall have the right to receive from Buyer, at no charge to Seller, all basic data and test results obtained in the course of drilling, testing, evaluating and producing on, in or under the Segregated Lease, to which no proprietary interpretive notes, marks or comments have been added and exclusive of any proprietary extrapolations derived therefrom ("Data"). Seller shall furnish Buyer, at no charge to Buyer, any such Data obtained from Seller's test well drilled on and in the

         Segregated Lease, which is reasonably necessary to qualify said well as producible under 30 CFR Section 250.11. All such Data which is provided by one party to the other party pursuant to the provisions of this Section 8.9 shall be maintained by the receiving party on a confidential basis in accordance with the provision of Section 8.18.

    8.10 LOCATION AND/OR RELOCATION OF FLOWLINES OR FACILITIES.

         8.10.1 Should any of Buyer's operations require or reasonably necessitate the removal, replacement, modification or relocation of any presently existing flowlines or facilities owned and operated by Seller or an affiliate of Seller; including but not limited to CPL, then such removal, replacement, modification or relocation shall be accomplished at Buyer's sole cost, risk and expense.

         8.10.2 Seller shall not locate any new flowlines or facilities on the surface area extent encompassed by the Segregated Lease without Buyer's prior written consent.

         8.10.3 It is understood that it will be necessary for Buyer to install flowlines and facilities on the surface area encompassed by the Retained Lease. Prior to installation of any such flowlines or facilities, Buyer shall consult with Seller in an effort to minimize interference with Seller's current and future operations. Seller shall not unreasonably withhold consent to such installations, it being understood that final approval for any such installations is vested in the MMS.

    8.11 PUBLICITY. Except as modified by Section 8.18, Seller and Buyer shall jointly coordinate the timing and substance of any press releases or publicity concerning the transactions contemplated by this Agreement.

    8.12 ASSIGNMENT. Buyer or Seller may not assign this Agreement or delegate any duties hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld. Such assignment or delegation shall not relieve the assigning party of liability for the performance of its duties and obligations hereunder, and any such assignment shall contain the express assumption by the assignee of all duties and obligations incumbent on its assignor pursuant to this Agreement, the performance of which such assignor guarantees.
         The terms and conditions of this Agreement shall be real rights attached to and appendages running with the interests in the Segregated Lease and Physical Assets covered and affected by this Agreement, and shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and their successors and assigns.

         The following shall not be considered a violation of this Section 8.12:

         8.12.1 The assignment by Freeport of an undivided one-fourth (1/4th) interest in this Agreement to IMC Fertilizer, Inc., a Delaware corporation ("IMC"), and the assignment by Freeport of an undivided one-sixth (1/6th) interest in this Agreement to Felmont Oil Corporation, a Delaware corporation ("Felmont"). In the event of such assignments, Freeport, IMC and Felmont shall assume, solidarily with each other, all obligations and liabilities provided for in Section 2.2 hereof except as may be otherwise provided with respect to Section 2.3 hereof and such parties, severally and to the extent of their respective interests, shall defend and indemnify Seller in accordance with the provisions of Section 2.3 hereof.

         8.12.2 The designation and appointment of Freeport as operator and of Freeport-McMoRan Oil & Gas Company as acting operator.

         8.12.3 The assignment by Buyer or Seller to an affiliate or subsidiary, or the execution of a mortgage, deed of trust, financing statement or other instrument for borrowing purposes, provided that any such instrument for financing purposes shall be subordinate to the terms and provisions of this Agreement.

    8.13 RIGHT TO AUDIT. Seller shall have the right to question the appropriateness of the payments made to Seller by Buyer pursuant to
         Section 3 hereof and of charges for partial reimbursement of transportation costs incurred by Buyer pursuant to Section 8.3.2 hereof including without limitation the figures on which such payments or charges were based, the amounts deducted therefrom, and the calculation thereof. Seller shall have the right, either itself or by an accounting firm of Seller's choosing, to audit Buyer's books and records to confirm or question the correctness of such payments or charges, together with subsequent adjustments thereto, during normal business hours and with no less than thirty (30) days' prior written notice to Buyer. It is provided, however, that any payment, charge or adjustment shall be considered correct and appropriate if not challenged by Seller in writing within two (2) years after the date the payment or invoice for the charge was received by Seller, or within two (2) years after Seller's receipt of notice of a payment adjustment, as applicable. All statements and records shall be maintained for two (2) years after payments have been made.

         Buyer shall have the right to audit Seller's books and records, within the above time frame, to confirm the accuracy and appropriateness of those costs estimated on Exhibit "B" and billed to Buyer in accordance with Section 2.1.2 of this Agreement.

    8.14 CONFLICT OF INTEREST. Buyer and Seller, for themselves and their directors, employees and agents, acknowledge that they are familiar with and will comply with each other's Conflict of Interest policies. Each party shall promptly notify the other party of any violation of this Section 8.14, and any consideration received by a party as a result of such violation shall be paid over or credited to the other party. Each party, or its designated representative(s), may audit, for reasonable cause, any pertinent records of the other party for the sole purpose of determining whether there has been compliance with this Section 8.14.

    8.15 TERM. This Agreement shall remain in force and effect for so long as the Segregated Lease, or any extension, renewal or replacement thereof remains in effect, and as long thereafter as necessary to achieve full performance of all obligations assumed by the Buyer and Seller hereunder.

    8.16 ENTIRE AGREEMENT. As used herein, the term "this Agreement" includes not only this Asset Sale Agreement but also all exhibits referred to herein, which exhibits are hereby incorporated by reference for all purposes. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Buyer with respect to such matters; provided, however, that certain Agreement of Indemnity dated as. of the date of Closing, by and between Chevron U.S.A. Inc. and Freeport-McMoRan
         Inc. is not merged herein and survives the execution hereof. No amendment shall be binding unless in writing and signed by representatives of both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer only and not for the benefit of any other party.

    8.17 SURVIVAL. The terms and provisions of this Agreement shall survive any assignment, pledge or delegation of any right, duty or obligation covered and affected hereby.

    8.18 CONFIDENTIALITY . The contents of this Agreement, and any notes, summaries, compilations, analyses or other material derived from this Agreement, are confidential, and neither party shall release any of such contents, notes, summaries, compilations, analyses or other material to a third party without first obtaining the express written consent of the other party hereto, except that this prohibition shall not apply to disclosures:

         8.18.1 To any parent corporation, any subsidiary of any parent corporation of or any subsidiary of either party hereto, or to any banking, accounting, engineering or other consultant firms to any party hereto, provided that any such recipient shall have first agreed in writing to be bound by the provisions of this Section 8.18;

         8.18.2 Required by law (including the rules and regulations of the appropriate stock exchange);

         8.18.3 Of information that is already in the public domain through no fault of the party then disclosing it;

         8.18.4 Of information which either Buyer or Seller may have or hereafter lawfully may obtain from any party or parties who are legally entitled to such data.

         The parties furthermore agree that a party may disclose any of such information to courts, governmental bodies or agencies or stock exchanges if the disclosing party believes in good faith that such disclosure is required by applicable law, regulation or regulatory body policy. The parties acknowledge that the press release or publicity under Section 8.11 will render this Section 8.18 moot as to the content thereof.

    8.19 NOTICES. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally telexed with receipt acknowledged, mailed by registered mail, or delivered by a recognized commercial courier to the party at the address set forth on the first page of this Agreement or such other address as any party shall have designated by ten days' notice to the other parties.

    8.20 GOVERNING LAW. This Agreement shall be governed by the law of the State of Louisiana, without regard to rules concerning conflicts of law.

    IN WITNESS WHEREOF, this Agreement is executed on the date first above written.

WITNESSES:                                   CHEVRON U.S.A. INC., Seller


/s/ Gordon R. Cain                           By:  /s/ F. Robin
-----------------------------------               --------------------------
                                                          F. Robin
/s/ Brian P. Roberts                               Regional Vice-President
-----------------------------------


                                             FREEPORT-McMoRan RESOURCE PARTNERS,
                                             LIMITED PARTNERSHIP, Buyer

/s/ Robert M. Wohleber                       By:  /s/ Rene L. Latiolais
-----------------------------------               --------------------------
                                                       Rene L. Latiolais
/s/ John F. Gateshall                                 Senior Vice-President
-----------------------------------


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


STATE OF LOUISIANA

PARISH OF ORLEANS

    On this 2nd day of May, 1990, before me appeared F. ROBIN, to me personally known, who being by me duly sworn, did say that he is the Regional Vice-President of CHEVRON U.S.A. INC., a Pennsylvania corporation, and that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

    IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

                                           /s/ signed but illegible
                                           ----------------------------------
                                               Notary Public in and for
                                               Orleans Parish, Louisiana

My Commission expires at death.


STATE OF LOUISIANA

PARISH OF ORLEANS

    On this 2nd day of May, 1990, before me appeared RENE' L. LATIOLAIS, to me personally known, who being by me duly sworn did say that he is the Senior Vice-President of Freeport-McMoRan Inc., a Delaware corporation, as Administrative Managing General Partner of FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP, a Delaware limited partnership, and that the foregoing instrument was signed on behalf of and as duly authorized by, said limited partnership acting through the aforesaid corporation with the authority of its Board of Directors, and said appearer acknowledged said instrument to be the free act and deed of said partnership.

    IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

                                           /s/ Henry J. Berthelot
                                           ----------------------------------
                                                Notary Public in and for
                                               Jefferson Parish, Louisiana

My Commission expires at death.


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